                                                                      EXHIBIT 21

                             NORTHWEST PIPE COMPANY
                         SUBSIDIARIES OF THE REGISTRANT


Southwestern Pipe, Inc. (a Texas Corporation)

P&H Tube Corporation (a Texas Corporation)

Thompson Tanks Mexico S.A. de C.V.

North American Pipe, Inc. (a Texas Corporation)